Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is made as of the 25th day of July, 2008, between EPIX Pharmaceuticals, Inc. (the “Company”) and Michael G. Kauffman, M.D., Ph.D. (“Dr. Kauffman”).
     In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Resignation. Effective July 25, 2008 (the “Resignation Date”), Dr. Kauffman resigns from his positions as the Company’s Chief Executive Officer, member of the Company’s Board of Directors, and any other positions he holds with the Company. If so requested by the Company, Dr. Kauffman shall sign any document reasonably requested by the Company to confirm any such resignations.
     2. Final Payments and Benefits Information. Regardless of whether Dr. Kauffman enters into this Agreement, the following terms and conditions shall apply:
          (a) On August 1, 2008, the Company shall pay Dr. Kauffman for all salary earned but not yet paid through the Resignation Date. Dr. Kauffman acknowledges that, consistent with Company policy, he has no accrued but unused vacation days.
          (b) The Company shall provide Dr. Kauffman with the right to continue group medical and dental insurance coverage after the Resignation Date, under 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”). Unless Dr. Kauffman enters into and does not revoke this Agreement and the Release, the premiums for COBRA continuation shall be payable by Dr. Kauffman. If Dr. Kauffman enters into and does not revoke this Agreement and the Release, then his COBRA continuation rights shall be as further described in paragraph 3.(b) of this Agreement. The terms for that opportunity will be set forth in a separate written notice.
          (c) Consistent with the terms of the stock option agreements between Dr. Kauffman and the Company, all outstanding options that Dr. Kauffman holds as of the Resignation Date shall cease vesting as of the Resignation Date. In accordance with the applicable stock option plans, Dr. Kauffman (whether for his own benefit or for the benefit of Christine LeGoff, pursuant to the terms of a divorce decree) must exercise any vested options within a limited amount of time from the Resignation Date, and all unvested options shall expire as of the Resignation Date.
          (d) Except as otherwise provided herein, Dr. Kauffman’s eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the Resignation Date in accordance with applicable benefit plan or program terms.

     3. Employment Agreement — Termination Benefits. In consideration for Dr. Kauffman’s execution and delivery (without revocation during any applicable revocation period) of a release of claims in the form of Exhibit A hereto (the “Release”) within 10 business days after the Resignation Date, the Company agrees to provide Dr. Kauffman with the following termination benefits (the “Termination Benefits”). Those Termination Benefits consist of:
          (a) A lump sum equal to 12 months Salary (at the rate in effect on the Resignation Date pursuant to Section 4(a) of the Employment Agreement). Such amount is equal to four hundred and five thousand, three hundred and sixty-six dollars ($405, 366). Such amount shall be paid in one lump sum no later than August 25, 2008;
          (b) Continuation of group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Kauffman as in effect on the Resignation Date, until 12 months after the Resignation Date. Notwithstanding the foregoing, nothing in this Section 3 shall be construed to affect Dr. Kauffman’s right to receive COBRA continuation entirely at Dr. Kauffman’s own cost to the extent that Dr. Kauffman may continue to be entitled to COBRA continuation after Dr. Kauffman’s right to cost sharing under this Section 3(b) ceases; and
          (c) A payment of $101,341.50, which represents the portion of Dr. Kauffman’s bonus as had been accrued by the Company in accordance with generally accepted accounting principles as of the end of the fiscal quarter immediately preceding the Resignation Date. Such amount shall be paid in one lump sum no later than August 25, 2008.
     4. Continuing Obligations. Dr. Kauffman’s post-separation obligations under the Employment Agreement, including, without limitation, the confidentiality, return of property, noncompetition and nonsolicitation, and cooperation provisions set forth in Section 7 thereof, shall remain in full force and effect following the Resignation Date. Pursuant to Section 6(d)(iv) of the Employment Agreement, if Dr. Kauffman violates any provision of Section 7 of his Employment Agreement, Dr. Kauffman shall forfeit all rights to the Termination Benefits described in Section 3 of this Agreement.
     5. Section 409A. The Company has determined that Dr. Kauffman is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”). Notwithstanding such status, based solely on the advice of counsel to Dr. Kauffman, the Company agrees to treat the payment of the $460,000 lump sum amount described in Section 3(a) as separation pay that meets the conditions of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations and therefore as exempt from the requirements of Section 409A of the Code, and to report such payment to Dr. Kauffman and to the Internal Revenue Service (“IRS”) and to withhold taxes on such payment consistently with it being exempt from Section 409A; provided that if prior to the deadline for the Company to issue his 2008 Form W-2 to Dr. Kauffman the IRS issues formal guidance that subjects such payment to Section 409A, the Company shall have the right (after good-faith consultation with counsel to Dr. Kauffman) to report the payment in such manner as the Company determines is required by such guidance and other rules applicable to it pursuant to Section 409A of the Code and regulations thereunder.

     6. Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except to the extent otherwise specified, nothing in this Agreement shall be construed to require the Company to make any payments to compensate Dr. Kauffman for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     7. Announcements re: Dr. Kauffman’s Resignation. The Company will issue a press release which will include information regarding Dr. Kauffman’s resignation in substantially in the form set forth in Exhibit B hereto.
     8. References. The Company will direct all requests for references to Fred Frank, Chairman, who will be instructed by the Company to issue a positive reference.
     9. Indemnification. Dr. Kauffman shall continue to have the right to be indemnified to the maximum extent permitted by the articles of organization and/or by-laws of the Company in effect with respect to liability arising out of his services as an officer and director of the Company, and under the Company’s Directors & Officers Liability insurance policy.
     10. Integration. This Agreement and the Employment Agreement (as modified hereby) constitute the entire agreement between the parties and supersede all prior agreements between the parties. Dr. Kauffman acknowledges that this Agreement resolves all matters concerning his employment separation, including, without limitation, separation compensation. Dr. Kauffman shall not be entitled to any payments or benefits other than those provided for or referenced in this Agreement.
     11. Assignment; Successors and Assigns, etc. The Company may assign its rights under this Agreement in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Dr. Kauffman and the Company and each party’s respective successors, executors, administrators, heirs and permitted assigns.
     12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     14. Notices. Except for the notice of revocation referenced in the Release, any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Dr. Kauffman at the last address he has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO. Delivery by overnight courier service shall be effective on the first business day after mailing. Delivery by registered or certified mail shall be effective three days after mailing. Delivery in person shall be effective upon delivery.
     15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Dr. Kauffman and by a duly authorized representative of the Company.
     16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original. Such counterparts shall together constitute one and the same document.
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     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

EPIX PHARMACEUTICALS, INC.

By:	/s/ Kim Cobleigh Drapkin

Its:	Chief Financial Officer

/s/ Michael G. Kauffman, M.D., Ph.D.

MICHAEL G. KAUFFMAN, M.D., Ph.D.

EXHIBIT A
General Release of Claims.
     I, Michael G. Kauffman, M.D., Ph.D., acknowledge that, pursuant to Section 6(d) of my June 16, 2003 Employment Agreement with EPIX Pharmaceuticals, Inc. (the “Company”), I am required to execute a release of any and all legal claims in a form satisfactory to the Company as a condition of my eligibility for Termination Benefits under said Section 6(d). Accordingly, in consideration for such Termination Benefits (which are referenced in Section 3 of the July 25, 2008 Separation Agreement between me and the Company (the “Separation Agreement”)), to which I acknowledge I otherwise would not be entitled, I voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•	relating to my employment by and separation of employment with the Company and any of its affiliated and related entities;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act);
•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect my rights under the Separation Agreement, my rights under the Company’s Section 401(k) plan, any rights I may have to indemnification under the Company’s by-laws or Directors & Officers Liability policy, or any rights I may have solely in my capacity as a stockholder of the Company.
     I agree that I shall not accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released hereby. As a material inducement to the Company to provide me with the Termination Benefits under Section 6(d) of the Employment Agreement, I represent that I have not assigned to any third party any Claim released hereby.

     I have had the opportunity to consider this Release for twenty-one (21) days before signing it. If I have signed this Release within less than twenty-one (21) days of the date of its delivery to me, I acknowledge by signing this Release that such decision was entirely voluntary and that I had the opportunity to consider this Release for the entire twenty-one (21) day period. For the period of seven (7) days from the date when I sign this Release, I have the right to revoke this Release by written notice to the Company’s counsel, Christopher Denn, Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, 02109. For such a revocation to be effective, it must be delivered so that it is received by Mr. Denn at or before the expiration of the seven (7) day revocation period. This Release shall not become effective or enforceable during the revocation period. This Release shall become effective on the first business day following the expiration of the revocation period.
     I understand that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge that I have been advised by the Company to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am knowingly and voluntarily signing this Release.
     In signing this Release, I am not relying upon any promises or representations made by anyone at or on behalf of the Company, other than the promises set forth in the Separation Agreement.
     You are advised to consult with an attorney before signing this Release.

Michael Kauffman, M.D., Ph.D.

Dated:

EXHIBIT B